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                                                                   Exhibit 99.13

                         ILLUSTRATION SAMPLE CALCULATION

ILLUSTRATED CONTRACT ASSUMPTIONS
Female Issue Age 65 Standard Non-Tobacco, $69,417 Face Amount, $30,000.00 initial Payment

Current cost of insurance rates, 12% Hypothetical Gross Investment Return ("Gross Return")

Sample calculation is for the beginning of contract year 5.

BEGINNING OF PERIOD ACCOUNT VALUE

Account Value start of period = Account Value end of prior period
                                + additional Payments
                               = 41,947.91 + 0.00
                               = 41,947.91

MONTHLY DEDUCTION
Annual Fee = $30.00

Cost of Insurance = Account Value multiplied by Annual asset-based COI charge divided by 12
                  = (41,947.91 - 30.00) * 0.45% / 12
                  = 15.72

Monthly Deduction = Cost of Insurance + Cost of Optional Benefits + Annual Fee
                  = 15.72 + 0.00 + 30.00
                  = 45.72

CALCULATING THE ANNUAL NET SUB-ACCOUNT YIELD
Separate Account Expense Charge: The annual equivalent charge ("SA Charge") is the value that satisfies the equation
     1 + Gross Return - Assumed Asset Charge(1) - SA Charge
= [(1 + Gross Return - Assumed Asset Charge)^(1/365) - (nominal Separate Account Expense Charge / 365)]^365 or
     1+ .12 - .0088 - SA Charge = [(1 + .12 - .0088)^(1/365) - .0165 / 365]^365
giving
     SA Charge = 1.70796%

Annual Net Sub-Account Yield = Hypothetical Gross Investment Return - Assumed Asset Charge - SA Charge
                            = 12.00% - 0.88% - 1.70796%
                            = 9.30204%

   (1) Asset charges vary by sub-account, and the Unit Value for each sub-account will be reduced using the actual asset charge for that sub-account. The Assumed Asset Charge used in illustrations is the arithmetic average of the actual asset charges for each of the offered sub-accounts.

INVESTMENT RETURN
InvestmentReturn = (Beginning Account Value - Monthly Deduction) * [(1+Annual Net Sub-Account Yield)^(1/12)-1]
                = (41,947.91 - 45.72) * [(1.0930204)^(1/12) - 1]
                = 311.74

ENDING POLICY VALUES
Ending Account Value = Beginning Account Value - Monthly Deduction
                       + Investment Return
                      = 41,947.91 - 45.72 + 311.74
                      = 42,213.93

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Surrender Charge = Initial Payment * Current Year Percentage
                 = 30,000 * 7.25%
                 = 2,175.00

Cash Value = Account Value less Surrender Charge
          = 42,213.93 - 2,175.00
          = 40,038.93

Death Benefit = larger of Face Amount and Account Value multiplied by Corridor
                Factor
               = larger of 69,417 and (42,213.93 * 120%)
               = 69,417

INTERIM VALUES FOR ALL MONTHS IN CONTRACT YEAR 5

            MONTHLY    INVESTMENT    ACCOUNT      CASH       DEATH
MONTH      DEDUCTION     RETURN       VALUE       VALUE     BENEFIT
-----      ---------   ----------   ---------   ---------   -------
   1         45.72       311.74     42,213.93   40,038.93    69,417
   2         15.83       313.93     42,512.04   40,337.04    69,417
   3         15.94       316.15     42,812.25   40,637.25    69,417
   4         16.05       318.39     43,114.59   40,939.59    69,417
   5         16.17       320.64     43,419.06   41,244.06    69,417
   6         16.28       322.90     43,725.68   41,550.68    69,417
   7         16.40       325.18     44,034.46   41,859.46    69,417
   8         16.51       327.48     44,345.43   42,170.43    69,417
   9         16.63       329.79     44,658.59   42,483.59    69,417
  10         16.75       332.19     44,973.96   42,798.96    69,417
  11         16.87       334.46     45,291.55   43,116.55    69,417
  12         16.98       336.83     45,611.40   43,436.40    69,417